Exhibit 10.7

Heritage Distilling Holding Company, Inc.
9668 Bujacich Road

Gig Harbor, WA 98332

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Exchange Subscription Agreement, dated on or about October 30, 2023 (the “Exchange Agreement”), by and among, inter alia, Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), and the undersigned (each, a “Holder” and, collectively, the “Holders”) and (ii) the applicable Securities Purchase Agreements, including any Warrants attached to such Agreements, dated between April 19, 2022 and August 28, 2023 (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”), by and among, inter alia, the Company and the applicable Holders, pursuant to which the Holders purchased from the Company, as applicable, Notes and Warrants (in each case, as defined in the Subscription Agreements). Any capitalized terms used but not defined in this letter agreement (this “Agreement”) will have the meanings ascribed thereto in the Exchange Agreement and the Subscription Agreements, as applicable.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows:

1. Waiver of Rights to Securities. Each Holder hereby irrevocably waives, with respect to the shares of the Company’s common stock received by such Holder pursuant to the Exchange Agreement, any and all rights that it might have, whether under the Exchange Agreement, applicable law or otherwise, to receive securities of the Company, including but not limited to common stock purchase warrants, issued by the Company following the date hereof to its stockholders of record as of May 31, 2023. Notwithstanding the foregoing, this Section 1 shall not effect a Holder’s right to receive any such securities of the Company with respect to shares of the Company’s common stock owned by such Holder as of May 31, 2023.

2. Exchange Agreement True-Up. Each Holder hereby agrees that Sections 6 and 7 of the Exchange Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations pursuant thereto.

3. Amendment to Warrants. Each Holder hereby agrees as follows:

(a) Section 1(c) of the Warrant is hereby replaced in its entirety with the following:

“(c) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $6.00.”

(b) Section 2(a) of the Warrant shall be amended to remove subsections (ii) and (iii), and such subsections shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations pursuant thereto.

4. Payment Upon Sale of [Flavored Bourbon]. Upon a sale of the [Flavored Bourbon] brand to an arm’s length third party, and the receipt by Company of any proceeds due to it from such brand sale, each Holder shall be due a one-time payment from the Company in an amount equal to 150% of such Holder’s aggregate original Subscription Amount set forth on such Holder’s signature page hereto, such payment being made within ten (10) business days from the Company’s receipt of the proceeds of such sale of the [Flavored Bourbon] brand. Solely by way of illustration, if a Holder’s aggregate Subscription Amount is $1,000,000, upon a sale of the [Flavored Bourbon] brand to an arm’s length third party and the Company’s receipt of proceeds from such sale, such Holder would be due a one-time payment equal to $1,500,000. Nothing in this Section 3 gives the Holders any right in the Company’s ownership of [Flavored Bourbon]. Notwithstanding the foregoing, in the event that the payment that would otherwise be owed to each of the Holders pursuant to the terms hereof and each of the parties party to those certain Exchange Subscription Agreements, dated on or around the date hereof, by and between the Company and the parties thereto (the “Exchange Agreements”), exceeds the amount of the proceeds received by the Company from such brand sale, each Holder shall be entitled to receive from the Company a pro rata portion of such proceeds based on the proportion that such Holder’s aggregate Subscription Amount bears to the aggregate Subscription Amount of all Holders and the Subscription Amounts (as defined in the Exchange Agreements) of all parties to the Exchange Agreements. This Section shall only apply to Holders who executed Exchange Agreements for Common Stock in October and November 2023, and it shall not apply to any other Common Stock held, even if the Holder owns other Common Stock in the Company or enters into another subsequent exchange agreement with the Company.

5. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(b) Amendment; Waiver. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by the Company and holders of a majority in interest of the shares of the Company’s common stock issued pursuant to the Exchange Agreement. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c) Assignment; No Third Party Beneficiaries. No party hereto may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be null and void ab initio and of no force or effect. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Lock Ups/Leak Out as part of IPO: The Holder acknowledges that its Common Stock acquired through the Exchange Agreement may be subject to Lock Up Agreements and / or Leak Out Agreements required during the IPO process, and Holder agrees to execute such Lock Up Agreements and / or Leak Out Agreements as required by the Company or its underwriters as part of the IPO process. Holder understands failure to execute such agreements may delay or hinder Holder’s receipt or transfer of Common Stock through the Company’s selected transfer agent process.

(e) Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereunder (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Tacoma, Washington (the “Washington Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Washington Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Washington Courts, or such Washington Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Notes and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Specific Performance. Each party hereto acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such party, money damages may be inadequate and the other party or parties may not have adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereunder shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by any other party or parties and to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such party or parties may be entitled under this Agreement, at law or in equity.

(i) Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

{Remainder of Page Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, the Company has executed this Agreement on ________________________.

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:
Name:	Justin Stiefel
Title:	Chief Executive Officer

{Signature Page to Waiver Letter Agreement}

IN WITNESS WHEREOF, the Holder has executed this Agreement on ________________________.

If the Holder is an INDIVIDUAL, and if purchased as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY:

Social Security Number
Printed Name:	Date:

Social Security Number
Printed Name:	Date:

Address

If the Holder is a PARTNERSHIP, CORPORATION, or TRUST:

Name of Partnership,	Federal Taxpayer
Corporation or Trust	Identification Number:

Date

By:
Name:	State of Organization
Title:

Address

{Signature Page to Waiver Letter Agreement}